                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                by and between

                            GLOBE MANUFACTURING CO.

                                      and

                           GLOBE ACQUISITION COMPANY

                               TABLE OF CONTENTS


Articles                                                                                          Page
--------                                                                                          ----
ARTICLE I

     THE MERGER..............................................................................       1
     1.01     The Merger.....................................................................       1
     1.02     Effective Time.................................................................       2
     1.03     Closing........................................................................       2
     1.04     Articles of Organization; By-Laws..............................................       2
     1.05     Directors and Officers of the Surviving Corporation............................       2

ARTICLE II

     CONVERSION OF SHARES....................................................................       3
     2.01     Conversion of Capital Stock....................................................       3
     2.02     Exchange of Certificates.......................................................       5
     2.03     Options and Warrants...........................................................       6
     2.04     Dissenting Shares..............................................................       7
     2.05     Escrow.........................................................................       7
     2.06     Closing Adjustment.............................................................       8
     2.07     Stockholders Representatives..................................................       10

ARTICLE III

     REPRESENTATIONS OF THE COMPANY.........................................................       12
     3.01     Organization..................................................................       12
     3.02     Capitalization................................................................       13
     3.03     Authorization.................................................................       14
     3.04     Noncontravention..............................................................       14
     3.05     Subsidiaries, Investments.....................................................       15
     3.06     Financial Statements; Indebtedness............................................       15
     3.07     Absence of Certain Changes....................................................       16
     3.08     Undisclosed Liabilities.......................................................       18
     3.09     Tax Matters...................................................................       18
     3.10     Tangible Assets...............................................................       19
     3.11     Leased and Owned Real Property................................................       20
     3.12     Intellectual Property.........................................................       21
     3.13     Contracts.....................................................................       21
     3.14     Litigation....................................................................       23
     3.15     Labor Matters.................................................................       23
     3.16     Employee Benefits.............................................................       23

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     Article                                                                                      Page
     -------                                                                                      ----
     3.17     Environmental Matters.........................................................       25
     3.18     Legal Compliance..............................................................       26
     3.19     Permits.......................................................................       26
     3.20     Insurance.....................................................................       27
     3.21     Brokers' Fees.................................................................       27
     3.22     Indebtedness to and from Officers, Directors and Stockholders:
              Other Affiliate Transactions..................................................       27
     3.23     Notes and Accounts Receivable.................................................       27
     3.24     Powers of Attorney; Guaranties................................................       27
     3.25     Product Warranty and Returns..................................................       27
     3.26     Customer and Supplier Relations...............................................       28
     3.27     Teoh Kooi Weng................................................................       28

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF MERGERCO.............................................       28
     4.01     Organization..................................................................       28
     4.02     Authorization.................................................................       28
     4.03     Noncontravention..............................................................       29
     4.04     Broker's Fees.................................................................       29
     4.05     Litigation....................................................................       29
     4.06     Financing.....................................................................       30
     4.07     Formation of MergerCo; No Prior Activities....................................       30

ARTICLE V

     PRE-CLOSING COVENANTS..................................................................       30
     5.01     Efforts.......................................................................       30
     5.02     Hart-Scott-Rodino Act.........................................................       30
     5.03     Operation of Business.........................................................       31
     5.04     Access........................................................................       31
     5.05     Notification..................................................................       32
     5.06     Exclusivity...................................................................       32
     5.07     Bakrie Sale and Release.......................................................       32
     5.08     Authorization of Class C Stock................................................       33

ARTICLE VI

     TRANSFER OF ASSETS.....................................................................       33


     Article                                                                                      Page
     -------                                                                                      ----
     6.01     Asset Transfer................................................................       33
     6.02     Covenant of Company...........................................................       33

ARTICLE VII

     CONDITIONS TO OBLIGATIONS OF MERGERCO AND
     THE COMPANY............................................................................       34
     7.01     Conditions to Obligations of MergerCo.........................................       34
     7.02     Conditions to Obligations of the Company......................................       36

ARTICLE VIII

     PRESS RELEASES AND ANNOUNCEMENTS.......................................................       38

ARTICLE IX

     TERMINATION............................................................................       38
     9.01     Termination of Agreement......................................................       38
     9.02     Effect of Termination.........................................................       39

ARTICLE X

     FURTHER AGREEMENTS.....................................................................       39
     10.01    Director and Officer Indemnification..........................................       39
     10.02    Disclosure Generally..........................................................       39
     10.03    Further Assurances............................................................       40

ARTICLE XI
     INDEMNIFICATION........................................................................       40
     11.01    By the Stockholders...........................................................       40
     11.02    Method of Asserting Claims....................................................       41
     11.03    Survival......................................................................       43
     11.04    Limitations...................................................................       43
     11.05    Dispute Resolution............................................................       44
     11.06    Indemnification for Pre-Closing Taxes.........................................       45

ARTICLE XII

     MISCELLANEOUS..........................................................................       45


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     Article                                                                                      Page
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
     12.01    Third Party Beneficiaries.....................................................       45
     12.02    Action to be Taken by Affiliates..............................................       45
     12.03    Entire Agreement..............................................................       45
     12.04    Succession and Assignment.....................................................       46
     12.05    Counterparts..................................................................       46
     12.06    Headings......................................................................       46
     12.07    Notices.......................................................................       46
     12.08    Governing Law.................................................................       48
     12.09    Amendments and Waivers........................................................       48
     12.10    Severability..................................................................       49
     12.11    Expenses......................................................................       49
     12.12    Specific Performance..........................................................       49
     12.13    Submission to Jurisdiction....................................................       49
     12.14    Construction..................................................................       49
     12.15    Acknowledgements by MergerCo..................................................       50
     12.16    Incorporation of Exhibits and Schedules.......................................       50
     12.17    Facsimile Signature...........................................................       50

Schedules and Exhibits

Schedule I               Stockholders
Schedule II              Outstanding Options and Warrants
Exhibit A                Articles of Organization of the Surviving Corporation
Exhibit B                Escrow Agreement
Exhibit C                Form of Noncompetition and Confidentiality Agreement
                         for Thomas A. Rodgers, Jr., Thomas A. Rodgers, III,
                         Americo Reis, Lawrence R. Walsh and Robert L. Bailey
Attachment 5.04          MergerCo's Representatives
Disclosure Schedule

          Definition                                       Section
          ----------                                       -------
Adjustment Escrow Fund                                 Section 2.05(a)

Affiliate                                              Section 3.13(a)(7)

Affiliates                                             Section 3.13(a)(7)

Alabama Facility                                       Section 3.11

Arbitrator                                             Section 11.05(b)

Articles of Merger                                     Section 1.02

Asset Transfer                                         ARTICLE VI

Bank Commitment Letter                                 Section 4.06

Basket                                                 Section 11.04

BRI                                                    Section 11.01(d)

Bring-Down Certificate                                 Section 7.01(d)

British Subsidiary                                     Section 7.01(l)

Business Day                                           Section 2.06(c)

Cash Merger Consideration                              Section 2.01(c)

CERCLA                                                 Section 3.17(e)

Certificate of Merger                                  Section 1.02

Certificates                                           Section 2.02(a)

Class A Stock                                          Section 2.01

Class B Stock                                          Section 2.01

Class C Merger Consideration                           Section 2.01(c)

Closing                                                Section 1.03

Closing Balance Sheet                                  Section 2.06(a)

Closing Date                                           Section 1.03

Closing Net Asset Value                                Section 2.06(a)

Code                                                   Section 3.16(a)

Company                                                Introduction

Company Common Stock                                   Section 2.01

Company Intellectual Property                          Section 3.12(a)

Company Material Adverse Effect                        Section 3.01(a)

Company Plans                                          Section 3.16(a)

Company Stock Option                                   Section 2.03(b)

Company Stock Options                                  Section 2.03(b)

Company Warrant                                        Section 2.03(a)

Company Warrants                                       Section 2.03(a)

Confidentiality Agreement                              Section 5.04

Construction                                           Section 3.11

Contingent Merger Consideration                        Section 2.01(c)

Current Balance Sheet                                  Section 3.06(a)

Damages                                                Section 11.01

Delaware Secretary of State                            Section 1.02

Disclosure Schedule                                    ARTICLE III

Dissenting Shares                                      Section 2.04

DGCL                                                   Introduction

Effective Time                                         Section 1.02

Elastic                                                Section 3.01(b)

Employee Benefit Plan                                  Section 3.16(a)

Environmental Law                                      Section 3.17(e)

Environmental Matters                                  Section 3.17(g)

ERISA                                                  Section 3.16(a)

ERISA Affiliate                                        Section 3.16(a)

Escrow Agreement                                       Section 2.05(a)

Escrow Fund                                            Section 2.05(a)

Estimated Closing Net Asset Value                      Section 2.01(c)

Final Closing Net Asset Value                          Section 2.06(a)

Financial Statements                                   Section 3.06(a)

Financing                                              Section 7.01(h)

Fund                                                   Introduction

GAAP                                                   Section 3.06(a)

Governmental Entity                                    Section 3.04

Hart-Scott-Rodino Act                                  Section 3.04

Indebtedness                                           Section 3.06(b)

Indemnification Dispute                                Section 11.05(a)

Indemnification Escrow Fund                            Section 2.05(a)

Indemnified Persons                                    Section 11.01

Knowing Breach                                         Section 5.05(a)

Leased Real Property                                   Section 3.11

Massachusetts Secretary of State                       Section 1.02

Material Customers                                     Section 3.26

Material Suppliers                                     Section 3.26

Materials of Environmental Concern                     Section 3.17(f)

MBCL                                                   Introduction

Merger                                                 Section 1.01

Merger Consideration                                   Section 2.01(c)

MergerCo                                               Introduction

MergerCo Common Stock                                  Section 2.01

MIP                                                    Section 2.03(b)

Most Recent Fiscal Year End                            Section 3.06(a)

Optional Termination Date                              Section 9.01(f)

Ordinary Course of Business                            Section 3.04

Other Subsidiaries                                     Section 3.01(b)

Owned Real Proper                                      Section 3.11

Permits                                                Section 3.19(a)

Person                                                 Section 3.05

Prime Rate                                             Section 2.06(c)

Proposed Closing Net Asset Value                       Section 2.06(a)

RCRA                                                   Section 3.17(f)

Recapitalized Common Stock                             Section 2.01(b)

Release                                                Section 5.07

Second Request                                         Section 5.02

Securities Act                                         Section 3.02(a)

Security Interest                                      Section 3.04

Shares                                                 Section 2.01

Stockholders                                           Section 2.05(a)

Stockholders Representatives                           Section 2.07(a)

Subsidiary                                             Section 3.01(b)

Surviving Corporation                                  Section 1.01

Tax Returns                                            Section 3.09

Taxes                                                  Section 3.09

Third Party Claim                                      Section 11.02(b)

Transfer Related Breach                                ARTICLE VI

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 23, 1998, by and between Globe Manufacturing Co., a Massachusetts corporation (the "Company"), and Globe Acquisition Company, a Delaware corporation ("MergerCo") formed by Code Hennessy & Simmons III, L.P. ("Fund").


     WHEREAS, the Board of Directors of MergerCo has approved, and deems it advisable and in the best interests of the stockholders of MergerCo to participate in the recapitalization of the Company, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company and the members of the Board of Directors of the Company who are not employees of the Company have approved, and deem it advisable and in the best interests of the shareholders of the Company to consummate, the recapitalization of the Company, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such recapitalization, the Board of Directors of MergerCo and the Board of Directors of the Company have each approved this Agreement and the merger of MergerCo with and into the Company in accordance with the terms of this Agreement, the Business Corporation Law of The Commonwealth of Massachusetts (the "MBCL") and the Delaware General Corporation Law (the "DGCL");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

          1.01 The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the MBCL, at the Effective Time (as defined in Section 1.02 hereof), MergerCo shall be merged (the "Merger") with and into the Company and the separate corporate existence of MergerCo shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts. The Merger shall have the effect as provided in the applicable provisions of the MBCL and the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and MergerCo shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.

          1.02 Effective Time. On or as promptly as practicable following the Closing (as defined in Section 1.03), MergerCo and the Company will cause the appropriate articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") in such form and executed as provided in
Section 79 of the MBCL and the appropriate certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in such form and executed as provided in Section 252(c) of the DGCL. The Merger shall become effective on the date on which the Articles of Merger and the Certificate of Merger have been duly filed with the Massachusetts Secretary of State and the Delaware Secretary of State, respectively, or such time as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger, but not later than 30 days after such filings, and such time is hereinafter referred to as the "Effective Time."

          1.03 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

          1.04   Articles of Organization; By-Laws.  Pursuant to the Merger,
(x) the articles of organization, as amended, of the Company in the form attached as Exhibit A hereto, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of organization and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the articles of organization of the Surviving Corporation and such By-laws.

           1.05  Directors and Officers of the Surviving Corporation.

                 (a) The directors of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of organization and By-laws.

                 (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                  ARTICLE II

                             CONVERSION OF SHARES

          2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of
(i) Class A Common Stock, par value $0.01 per share, of the Company ("Class A Stock"), (ii) Class B Common Stock, par value $0.01 per share, of the Company ("Class B Stock") (the Class A Stock and the Class B Stock are referred to herein as the "Shares" or "Company Common Stock"), (iii) Class C Common Stock, par value $0.01 per share, of the Company ("Class C Stock") that the Company anticipates authorizing and issuing in exchange for certain shares of Company Common Stock prior to the Effective Time or (iv) or the Common Stock, par value $.01 per share, of MergerCo (the "MergerCo Common Stock"):

          (a) Each issued and outstanding share of Company Common Stock (other than (i) Shares to be cancelled in accordance with Section 2.01(c) and (ii) Dissenting Shares covered by Section 2.04) shall be converted into the right to receive the Merger Consideration (as defined below), of which the Cash Merger Consideration (as defined below) shall be payable in cash to the holder thereof, without interest, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in and otherwise in accordance with Section 2.02. Each share of Class C Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, of which the Class C Merger Consideration (as defined below) shall be delivered to the holder thereof upon surrender of the certificate formerly representing such share of Class C Stock in the manner provided and otherwise in accordance with Section 2.02. All such shares of Company Common Stock and Class C Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in and in accordance with Section 2.02.

          (b) Each issued and outstanding share of MergerCo Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation (the

"Recapitalized Common Stock").

          (c) All shares of Company Common Stock that are held by the Company as treasury stock shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

     For purposes of this Agreement "Cash Merger Consideration" shall equal the amount per share determined as of the Closing Date in accordance with the following formula:
                         ($330,000,000-$15,000,000-Debt-ECNAVA-SHFEES)
                          -------------------------------------------
Cash Merger Consideration =                   OSCS

where:

Debt equals the Indebtedness (as defined in Section 3.06(b) below) of the Company as of the opening of business on the Closing Date plus all accrued interest thereon and any prepayment premiums or penalties associated therewith (assuming such Indebtedness is repaid as of the Closing Date);

ECNAVA equals $100,000,000 minus an estimate of the Final Closing Net Asset Value (as defined below) as determined by the Company five days prior to the Closing Date and subject to approval by MergerCo; provided, however, that if MergerCo and the Company do not agree on the ECNAVA by the close of business on the date prior to the Closing Date, ECNAVA shall be equal to $100,000,000 minus the Closing Net Asset Value based on the balance sheet as of June 30, 1998 as prepared by the Company;

SHFEES equals the sum of all fees and expenses incurred by the Company on behalf of the Stockholders, including without limitation the amounts payable to each of Goldman Sachs & Co., Hale and Dorr LLP and Ernst & Young, LLP, any transaction bonuses paid or to be paid to officers of the Company and one-half of audit fees payable to Ernst & Young, LLP for the preparation of the Closing Balance Sheet, in connection with this Agreement and the transactions contemplated hereby other than amounts payable in connection with the transfer of assets and liabilities from the Company to one of its Subsidiaries which shall be the obligation of the Surviving Corporation; and

OSCS equals the number of shares of Company Common Stock and Class C Stock issued and outstanding immediately prior to the Closing.

For purposes of this Agreement, "Merger Consideration" shall equal (i) with respect to the Company Common Stock, the Cash Merger Consideration plus the Contingent Merger Consideration, and (ii) with respect to the Class C Stock, the Class C Merger Consideration plus the Contingent Merger Consideration. For purposes of this Agreement, "Contingent Merger Consideration" shall equal (i) any amounts when, as and if released from the Escrow Fund (as defined below), or paid by the Surviving Corporation pursuant to Section 2.06(c) below, to the Stockholders Representatives for distribution to the Stockholders divided by
(ii) OSCS. For purposes of this Agreement, "Class C Merger Consideration" shall equal 100 shares of Recapitalized Common Stock and a junior subordinated note in an aggregate principal amount equal to the product of (i) the Cash Merger Consideration and (ii) a fraction, the numerator of which is 35 and the denominator of which is 55 and with terms and conditions identical to the junior subordinated notes issued immediately prior to the Effective Time by MergerCo to the Fund (it being understood that the securities constituting the Class C Merger Consideration will be issued at the same price and in the same proportion or "strip" as the comparable securities are issued to the Fund). For purposes of this Agreement, "Estimated Closing Net Asset Value" shall equal the estimate of the Final Closing Net Asset Value used to determine ECNAVA.

          2.02 Exchange of Certificates.

               (a) With respect to any certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Class C Stock (other than Dissenting Shares and shares held by the Company) (the "Certificates") and are delivered at the Closing, the Surviving Corporation will, with respect to Certificates representing shares of Company Common Stock, pay by check or by wire transfer immediately after the Effective Time the Cash Merger Consideration per share to the holder thereof and, with respect to Certificates representing shares of Class C Stock, deliver the Class C Merger Consideration per share. With respect to any Certificates not delivered at the Closing, the Surviving Corporation will promptly, and in any event not later than one business day following the Effective Time, mail (and to make available for collection by hand) to each holder of record of such Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as MergerCo and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which shall provide that at the election of the surrendering holder, Certificates may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Surviving Corporation or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, with the Cash Merger Consideration or the Class C Merger Consideration (as the case may be) to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.02.

               (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration or the Class C Merger Consideration (as the case may be) deliverable in respect thereof as determined in accordance with this Article II, provided that the Person (as defined below) to whom the Cash Merger Consideration or the Class C Merger Consideration (as the case may be) is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (c) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Class C Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (d) None of MergerCo, the Company, the Surviving Corporation, or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) Any payment made pursuant to this Section 2.02 shall be subject to and made net of applicable withholding taxes.

          2.03 Options and Warrants.

               (a) The Company shall take all actions necessary or appropriate to cause all of the warrants to purchase Company Common Stock (individually, a "Company Warrant" and collectively, the "Company Warrants") to be exercised prior to the Closing Date by the respective holder of the Company Warrants set forth on Schedule II attached hereto. Any Company Warrants not so exercised prior to the Closing will represent the right to receive the Merger Consideration upon exercise and will be included for the purposes of determining OSCS.

          (b) The Company shall cause all of the options to purchase Company Common Stock (individually, a "Company Stock Option" and collectively, the "Company Stock Options") granted to any current employee of the Company under the Company's Management Incentive Plan not assumed by the Surviving Corporation with the consent of MergerCo to be exercised prior to the Closing Date by the respective holder of the Company Stock Options set forth on Schedule II attached hereto. With the consent of MergerCo and the affected optionees, prior to the Effective Time, the Company anticipates amending certain of the Company Stock Options to provide for the issuance of Class C Stock in lieu of Class B Stock. Any Company Stock Options so amended shall not be exercised prior to the Closing and, upon exercise thereof, shall represent the right to receive the Merger Consideration otherwise payable to a holder of Class C Stock immediately prior to the Effective Time. Shares of Class C Stock issuable upon exercise of Company Stock Options shall be included for the purposes of determining OSCS.
To the extent any Contingent Merger Consideration is distributed by the Stockholders Representatives with respect to any such shares after the Effective Time, such amount shall be delivered by the Surviving Corporation until the exercise of such Company Stock Option, at which time such amounts shall be delivered to the person exercising such Company Stock Option.

          2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly demanded payment of the fair value for such shareholders' shares as determined by appraisal in accordance with the MBCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in
Section 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the MBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.01 of this Agreement, without any interest thereon.

          2.05 Escrow

               (a) At the Closing the Surviving Corporation, the Stockholders Representatives (as defined below) and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"). At the Effective Time the Surviving Corporation shall deposit with the Escrow Agent $15,000,000 (the "Escrow Fund"), of which $5,000,000 shall be for the purpose of securing the obligations of the holders of capital stock of the Company or Company Stock Options immediately prior to the Effective Time (the "Stockholders") set forth in Section 2.06 below with respect to the post-closing adjustment (the "Adjustment Escrow Fund") and $10,000,000 of which shall be for the purpose of satisfying indemnification obligations of the Stockholders under Article XI hereof (the "Indemnification Escrow Fund"). Amounts in the Adjustment Escrow Fund shall only be available for the purpose of satisfying the Stockholders' obligations set forth in Section
2.06 below and amounts in the Indemnification Escrow Fund shall only be available for the purpose of satisfying the Stockholders' indemnification obligations under Article XI hereof. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purpose and in accordance with the terms of the Escrow Agreement.

               (b) The adoption of this Agreement and the approval of the Merger by the Stockholders entitled to vote thereon shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the establishment of the Escrow Fund, the indemnification obligations of Article XI hereof and the appointment of the Stockholders Representatives.

          2.06 Closing Adjustment.

               (a) Promptly following the Effective Time, but in no event later than 60 days after the Effective Time, the Stockholders Representatives (as defined below) shall with the cooperation of the Surviving Corporation prepare and submit to the Surviving Corporation an audited consolidated balance sheet of the Company and its subsidiaries as of the close of business on the date prior to the Closing Date (the "Closing Balance Sheet") and a certificate setting forth, in reasonable detail, the Stockholders Representatives' calculation of the Closing Net Asset Value (as defined below) of the Company and its Subsidiaries as of the close of business on the date prior to the Closing Date (the "Proposed Closing Net Asset Value"). In the event the Surviving Corporation disputes the correctness of the Proposed Closing Net Asset Value, the Surviving Corporation shall notify the Stockholders Representatives of its objections within 20 days after receipt of the calculation of the Proposed Closing Net Asset Value and shall set forth, in writing and reasonable detail, the reasons for the Surviving Corporation's objections. To the extent the Surviving Corporation does not object, in writing and in reasonable detail as required and within the time period contemplated by this Section 2.06(a), the Surviving Corporation shall be deemed to have accepted the Proposed Closing Net Asset Value and the matter shall not be considered to be in dispute. If the Surviving Corporation submits a notice of objection, the Stockholders Representatives and the Surviving Corporation shall discuss in good faith the matters in dispute. If the Surviving Corporation and the Stockholders Representatives are unable to resolve such disputes within 20 days after the submission of the Surviving Corporation's notice of objection, the Stockholders Representatives and the Surviving Corporation shall select a nationally known independent accounting firm (other than Ernst & Young LLP) to resolve the matters in dispute (in a manner consistent with Section 2.06(b)), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Stockholders, the Stockholders Representatives and the Surviving Corporation. If the Stockholders Representatives and the Surviving Corporation are unable to agree on such an accounting firm, a "Big Six" firm (other than Ernst & Young LLP) will be selected by lot. The Closing Net Asset Value of the Company as of the close of business on the day prior to the Closing Date, as finally determined pursuant to this Section 2.06(a) (whether by failure of the Surviving Corporation to deliver notice of objection, by agreement of the Stockholders Representatives and the Surviving Corporation or by determination of the independent accountants selected as set forth above) and as adjusted, if applicable, in accordance with
Section 2.06(e) below, is referred to herein as the "Final Closing Net Asset Value." For purposes hereof "Closing Net Asset Value" shall mean the assets of the Company on the Closing Balance Sheet less the liabilities of the Company on the Closing Balance Sheet (other than the Indebtedness (as defined in Section 3.06(b) below) of the Company on the Closing Balance Sheet).

          (b) The Proposed Closing Net Asset Value, the Final Closing Net Asset Value and the Closing Balance Sheet shall be determined in accordance with generally accepted accounting principles, applied in a manner consistent with those used in the preparation of the audited financial statements of the Company and its subsidiaries for the year ended December 31, 1997, as disclosed in the notes thereto.

          (c) If the Final Closing Net Asset Value is greater than the Estimated Closing Net Asset Value, the excess shall be paid by the Surviving Corporation to the Stockholders Representatives (for distribution to the Stockholders in accordance with Schedule I) with simple interest thereon from the Closing Date to the date of payment at a floating rate per annum equal to the per annum interest rate announced from time to time by BankBoston, N.A. as its prime rate in effect ("Prime Rate"). If the Final Closing Net Asset Value is less than the Estimated Closing Net Asset Value, the difference shall be paid to the Surviving Corporation by the Stockholders with simple interest thereon from the Closing Date to the date of payment at the Prime Rate; provided that such amount shall, to the extent of available funds in the Adjustment Escrow Fund, be paid to the Surviving Corporation by the Escrow Agent from the Adjustment Escrow Fund. Any payment required under this Section 2.06(c) shall be made in immediately available funds not later than six Business Days after the determination of the Final Closing Net Asset Value by wire transfer to a bank account designated in writing by the party entitled to receive the payment. Not later than three Business Days after determination of the Final Closing Net Asset Value, the Surviving Corporation and the Stockholders Representatives shall jointly instruct the Escrow Agent in writing to make any payment from the Adjustment Escrow Fund required to be made to the Surviving Corporation pursuant to this Section 2.06(c) and distribute the balance of the Adjustment Escrow Fund (including interest thereon), if any, to the Stockholders Representatives for distribution to the Stockholders in accordance with Schedule I. "Business Day" shall mean any day except a Saturday, Sunday or other day on which the New York Stock Exchange is authorized by law to close.

               (d) The Stockholders Representatives and the Surviving Corporation shall make available and shall cause Ernst & Young LLP to make available, in accordance with reasonable and customary practices and professional standards, the books, records, documents and work papers underlying the preparation and review of the financial statements of the Company for the year ended December 31, 1997 and the calculation of the Proposed Closing Net Asset Value. The Surviving Corporation shall make available and shall cause its independent accountants to make available, in accordance with reasonable and customary practices and professional standards, the books, records, documents and work papers created or prepared by or for MergerCo in connection with the review of the Proposed Closing Net Asset Value and the other matters contemplated by Section 2.06(a).

               (e) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between the Stockholders Representatives and the Surviving Corporation in accordance with Section 2.06(a) shall be paid by the Surviving Corporation and one-half of such amount shall be deducted from the Final Closing Net Asset Value.

          2.07 Stockholders Representatives.

               (a) In order to efficiently administer or effect the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, the preparation of the Proposed Closing Net Asset Value and Final Closing Net Asset Value, and any amendment to this Agreement, the Stockholders hereby designate John Bu and Thomas A. Rodgers, III as their representatives (the "Stockholders Representatives").

               (b) The Stockholders hereby authorize the Stockholders Representatives acting jointly but not singly (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, (ii) to give and receive all notices required to be given under the Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement, including, without limitation, Article XI hereof.

          (c) In the event that a Stockholders Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, Stockholders holding, prior to the Closing, a majority of the Company Shares as set forth on Schedule I attached hereto shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Stockholders Representative for all purposes of this Agreement.

          (d) All decisions and actions by the Stockholders Representatives hereunder shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

          (e) By their adoption of this Agreement and the approval of the Merger, the Stockholders agree that:

               (i) the Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Stockholders Representatives as to any actions required to be taken by the Stockholders Representatives hereunder, and no party hereunder shall have any cause of action against the Surviving Corporation for any action taken by the Surviving Corporation in reliance upon the instructions or decisions of the Stockholders Representatives;

               (ii) all actions, decisions and instructions of the Stockholders Representatives shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholders Representatives for any action taken, decision made or instruction given by the Stockholders Representatives under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders Representatives;

               (iii) the provisions of this Section 2.07 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

               (iv) remedies available at law for any breach of the provisions of this Section 2.07 are inadequate; therefore, the Surviving Corporation and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Surviving Corporation or the Company brings an action to enforce the provisions of this Section 2.07; and

               (v) the provisions of this Section 2.07 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the Stockholders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

          (f) All fees and expenses incurred by the Stockholders Representatives after the Closing shall be the responsibility of the Stockholders and the Stockholders Representatives shall have the right to reimbursement of such fees and expenses from any amounts distributed to the Stockholders Representatives under this Agreement for distribution to the Stockholders and shall have the right to defer the distribution of all or a portion of any such amounts in reasonable anticipation of any fees or expenses incurred by them in the performance of their duties hereunder.

          (g) The Stockholders Representatives shall not be liable for any act done or omitted hereunder as Stockholders Representatives without bad faith or gross negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith. The Stockholders shall severally indemnify the Stockholders Representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder. Any amounts payable to the Stockholders Representatives hereunder shall be the responsibility of the Stockholders and shall not be paid out of the Escrow Funds unless and until distributed to the Stockholders Representatives for distribution to the Stockholders.

                                  ARTICLE III

                        REPRESENTATIONS OF THE COMPANY

          The Company represents and warrants to MergerCo that, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule") or contemplated hereby in connection with the authorization and issuance of Class C Stock, the statements contained in this Article III are correct and complete as of the date of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

          3.01 Organization.

               (a) The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is necessary. The Company has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. Section 3.01(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Company has delivered to MergerCo correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and each of its Subsidiaries are correct and complete. None of the Company or its Subsidiaries (as defined below) is in default under or in violation of any provision of its charter or bylaws. For purposes of this Agreement, "Company Material Adverse Effect" means any change, effect or circumstance that individually or in the aggregate with all other such changes, effects or circumstances (a) is materially adverse to the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the specific markets in which the Company and its subsidiaries compete) or (b) materially impairs the ability of the Company to consummate the Merger; provided, however, that a Company Material Adverse Effect shall not include any adverse change, effect or circumstance to the extent that it arises out of or results from actions contemplated by the Parties in connection with this Agreement, or to the extent that it is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

          (b) Subsidiaries. Each of the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Section 3.01(b) of the Disclosure Schedule. Each such Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is necessary. Each such Subsidiary has all requisite corporate power and authority to carry on its business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, "Subsidiary" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if the Company shall be allocated, directly or through one or more of its Subsidiaries, a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such limited liability company, partnership, association or other business entity. A materially adverse change, effect or circumstance with respect to the assets, business, financial condition, operations, results of operations or future prospects of any of the Subsidiaries of the Company other than Globe Elastic Co. Inc. ("Elastic") (collectively, the "Other Subsidiaries"), individually or in the aggregate, could not cause a Company Material Adverse Effect.

          3.02 Capitalization.

               (a) The Company. As of the date hereof, the entire authorized capital stock of the Company consists of (i) 2,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 100,000 shares are issued and outstanding and 99,000 are held in treasury, (ii) 2,000,000 shares of Class B Common Stock, par value $0.01 per share, of which

931,404 shares are issued and outstanding and 683,314 are held in treasury, and
(iii) 30,000 shares of Series A Cumulative Preferred Stock, par value $0.01 per share, none of which shares are issued and outstanding and none of which are held in treasury. All of the issued and outstanding shares of capital stock of the Company are and as of the Closing will be duly authorized, validly issued, fully paid, and nonassessable. Schedule I sets forth a true and correct description of the ownership of all issued and outstanding shares of capital stock of the Company. Except as set forth on the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act") of any Company Shares .

          (b) Subsidiaries. The authorized, issued and outstanding capital stock of each of the Company's Subsidiaries is set forth in Section 3.02(b) of the Disclosure Schedule. All of the issued and outstanding capital stock of each such Subsidiary is validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any such Subsidiary is a party or which are binding upon such Subsidiary providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any such Subsidiary. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock of any such Subsidiary. All of the issued and outstanding shares of capital stock of each such Subsidiary are owned of record and beneficially by the Company, free and clear of any mortgage, pledge, Security Interest (as defined below), encumbrances, charge or other lien, contractual restriction or covenant, tax, option, warrant, purchase rights, equities, demand, or other claim (whether arising by contract or by operation of law), other than applicable federal and state securities law restrictions.

          3.03 Authorization. The execution and delivery by the Company of this Agreement and the agreements provided for herein and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms.

          3.04 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company and its Subsidiaries of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or bylaws of the Company or its Subsidiaries, (b) require on the part of the Company or its Subsidiaries any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other material arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon the Company Shares or any assets of the Company or its Subsidiaries or (e) violate any constitution, statute, order, injunction, decree, judgment, ruling, charge, rule, regulation or other restriction of any government, governmental agency or court applicable to the Company, its Subsidiaries or any of their respective properties or assets.

     For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with the past custom and practice (as determined by reference to, among other things, quantity and frequency) of the Company and its Subsidiaries, taken as a whole ("Ordinary Course of Business"). For purposes of this Agreement, actions taken by the Company or its Subsidiaries, including the execution of contracts, the borrowing of money, or the making of capital expenditures or commitments therefor, in connection with the Company's ongoing 56-cell expansion of its plant in Tuscaloosa, Alabama shall be deemed to be in the Ordinary Course of Business.

          3.05 Subsidiaries, Investments. Except as set forth on the Disclosure Schedule, neither the Company nor any of its Subsidiaries controls, directly or indirectly, any corporation, limited liability company, partnership, trust or other business association, or owns or holds the rights to acquire any shares of stock or any other security or interest in any other Person. For purposes of this Agreement, "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          3.06 Financial Statements; Indebtedness.

               (a) The Company has provided to MergerCo copies of (a) the audited consolidated balance sheets and consolidated statements of income and cash flows for the Company and its Subsidiaries as of and for each of the years ended December 31, 1997 (the "Most Recent Fiscal Year End"), 1996 and 1995 and
(b) the unaudited consolidated balance sheet (the "Current Balance Sheet") and consolidated statements of income and cash flows for the Company and its Subsidiaries as of and for the four-month period ended April 30, 1998. Except as disclosed in the notes thereto, such financial statements (collectively, the "Financial

Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the consolidated financial condition and the results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal year end adjustments (which will not be material individually or in the aggregate) and do not include footnotes.

               (b) Except as set forth in Section 3.06(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Indebtedness. For purposes of this Agreement, "Indebtedness" means, without duplication, (i) all indebtedness (and accrued interest thereon) for borrowed money (including, without limitation, purchase money obligations and all indebtedness under revolving credit arrangements), (ii) any obligation evidenced by any note, bond, debenture or similar instrument, (iii) all capitalized lease obligations, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit) and (v) all guarantees of any of the foregoing.

          3.07 Absence of Certain Changes. Except as contemplated or permitted by this Agreement, since the Most Recent Fiscal Year End, there have not been any material adverse changes in the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement, since the Most Recent Fiscal Year End, neither the Company nor any of its Subsidiaries has taken any of the following actions or permitted any of the following events to occur, and none of them have occurred:

               (a) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business (as defined in Section 3.04), liabilities under contracts entered into in the Ordinary Course of Business and in the case of the Subsidiaries, borrowings from the Company;

               (b) subjected to any Security Interest any of its assets, except liens for current Taxes (as defined in Section 3.09) not yet due and payable and liens for current Taxes that are being contested in good faith;

               (c) sold, assigned, leased or transferred any of its assets in a single transaction or series of related transactions in an amount in excess of $100,000, other than sales of inventory for fair consideration in the Ordinary Course of Business;

               (d) suffered any extraordinary losses material to the Company and its Subsidiaries, taken as a whole, or waived any rights of material value to the Company and its Subsidiaries, taken as a whole;

          (e) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities;

          (f) declared or paid any dividends or made any distributions on the Company's capital stock or other equity securities or redeemed or purchased any shares of the Company's capital stock or other equity securities;

          (g) made any capital expenditures or commitments therefor in an amount in excess of $300,000 in the aggregate;

          (h) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $500,000 (other than purchase orders for the purchase or sale of inventory or raw materials in the Ordinary Course of Business) or outside the Ordinary Course of Business;

          (i) no party (including any of the Company and its Subsidiaries) has accelerated, terminated, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which any of the Company or its Subsidiaries is a party or by which any of them is bound;

          (j) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

          (k) delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

          (l) granted any license or sublicense of any rights under or with respect to any Company Intellectual Property (as defined in Section 3.12) (other than trademark licenses granted in connection with the sale of inventory in the Ordinary Course of Business);

          (m) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (n) made or authorized any change in the charter or bylaws of the Company and its Subsidiaries, except for those changes contemplated hereby;

          (o) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $250,000 in the aggregate;

          (p) entered into any collective bargaining agreement, written or oral, or modified the terms of any such agreement;

          (q) entered into any employment contract, written or oral, or modified the terms of any such existing employment contract under which the employee is paid an annual base salary of $100,000 or more;

          (r) granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (s) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (t) made any other change in employment terms for any of its directors, officers, and employees whose annual base salary is $100,000 or more or outside the Ordinary Course of Business; or

          (u) made or pledged to make any charitable contribution in excess of $125,000 in the aggregate.


          3.08 Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due, including any, liability for Taxes), except for (a) liabilities shown on the Current Balance Sheet, (b) liabilities which have arisen since April 30, 1998 in the Ordinary Course of Business and (c) contractual liabilities incurred in the Ordinary Course of Business.

          3.09 Tax Matters. Each of the Company and its Subsidiaries has filed all material Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete, except for any error or omission that would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has paid (or accrued on the Closing Balance Sheet) all Taxes (as defined below) (whether or not shown to be due on any such Tax Returns). The accrual for Taxes on the Closing Balance Sheet would be adequate to pay all Tax liabilities of the Company and its Subsidiaries if its current tax year were treated as ending on the Closing Date. All Taxes that the Company or its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on the Section 3.09 of the Disclosure Schedule, there are no audits of any Company Tax Returns pending, and the Company has not received notice of any potential audits, that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.09 of the Disclosure Schedule, none of the Company or its Subsidiaries has consented to extend the time, nor is the beneficiary of any extension of time, in which any Tax any be assessed or collected by any taxing authority. None of the Company or its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person, and neither the Company nor its

Subsidiaries has any current or potential contractual obligation to indemnify any other Person with respect to Taxes. None of the Company or its Subsidiaries
(i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No claim has been made during the last three taxable years by a taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction. None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth in Section 3.09 of the Disclosure Schedule, none of the Company or its Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Company or its Subsidiaries will be required (i) as a result of a change in method of accounting for a Tax period, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local, or foreign Tax law) in taxable income for any such Tax Period, or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provisions of state, local or foreign Tax law), to include any item of income or exclude any item of deduction from any Tax period. The Company has provided to MergerCo copies of all material Tax Returns that it was required to file for each of the taxable years 1997, 1996 and 1995. Except as set forth in Section
3.09 of the Disclosure Schedule, none of the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign tax law) arising prior to the Closing Date, other than transactions contemplated or required by this Agreement, or (ii) any installment sale made prior to the Closing Date. For purposes of this Agreement, "Taxes" means all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

          3.10 Tangible Assets. The Company or Elastic has good title to, or a valid leasehold interest in, all of the buildings, machinery, equipment and other tangible assets reflected on the Current Balance Sheet or necessary for the conduct of the business of the Company or any of its Subsidiaries (other than property sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Current Balance Sheet), free and clear of all Security Interests, except for (i) Security Interests listed on the Disclosure Schedule, and (ii) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings for which appropriate reserves under GAAP have been taken. Each such material tangible asset is to the knowledge of the Company free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is used.

          3.11 Leased and Owned Real Property. The Disclosure Schedule lists all real property that the Company or its Subsidiaries owns (the "Owned Real Property") or leases (the "Leased Real Property"). With respect to each parcel of Owned Real Property, except as set forth in the Disclosure Schedule: (i) the Company or a Subsidiary thereof has good and marketable title thereto and each such parcel is free and clear of all Security Interests; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; (iii) there are no outstanding actions or rights of first refusal or options to purchase such parcel or any portion thereof or interest therein; (iv) to the Company's knowledge, there is no physical condition affecting such property that materially interferes with access to or the present use of such parcel in the Ordinary Course of Business; and (v) to the Company's knowledge, all buildings and improvements located thereon are in good working order and condition. All certificates of occupancy, permits, licenses, franchises, approvals, and authorizations of all Governmental Entities having jurisdiction over the Tuscaloosa, Alabama facility (the "Alabama Facility"), required or appropriate to have been issued to the Company to enable the Alabama Facility to undergo the current expansion and to otherwise be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has provided MergerCo with complete and correct copies of all material contracts for construction and equipment (collectively, "Construction"), and an updated Construction budget, as well as amounts paid to date for Construction and estimated Construction completion costs in connection with the expansion of the Alabama Facility. The Company has made available to MergerCo correct and complete copies of the leases and subleases (as amended to date) listed in the Disclosure Schedule. All such real property leases are in full force and effect and there exists no default of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party thereto, under any such real property leases.

           3.12 Intellectual Property.

          (a) The Disclosure Schedule contains a complete and correct list of all patents, trademarks, registered copyrights, trade names and service marks (and any applications therefor) (collectively, the "Company Intellectual Property") that are currently used in the business or operations of the Company or any of its Subsidiaries. Each of the Company or its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Company Intellectual Property as currently used, free and clear of all Security Interests.

          (b) No claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or to the Company's knowledge is threatened. Neither the Company nor any of its Subsidiaries has received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the Company products (including, without limitation, any demand or request that the Company license any rights from a third party). Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with any intellectual property rights of any third parties and neither the Company nor any of its Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company or any of its Subsidiaries as currently conducted.

          (c) All of the Company Intellectual Property are or will be owned by, or properly assigned or licensed to, the Company or its Subsidiaries at the time of the Closing. The transactions contemplated by this Agreement will have no material adverse effect on the right, title and interest in and to the Company Intellectual Property or the validity and enforceability thereof. The Company and its Subsidiaries have each taken reasonable steps to maintain and protect the Company Intellectual Property. To the Company's knowledge, no loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable, except for the expiration of patents under law.

           3.13 Contracts.

               (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written or oral:

                   (1) arrangement (or group of related contracts) for the lease of personal property from or to third parties providing for lease payments in excess of $250,000 annually;

                   (2) contract (or group of related arrangements) for the purchase or sale of products or services which will extend over a period of more than one year, result in a material loss to the Company and its Subsidiaries, taken as a whole, or involve consideration in excess of $200,000;

                   (3) arrangement establishing a partnership or joint venture;

                   (4) arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any assets, except for any Security Interests listed on the Disclosure Schedule;

                   (5) arrangement that prohibits the Company or its Subsidiaries from freely engaging in business anywhere in the world or that requires the Company to maintain proprietary or confidential information of a third-party on a confidential basis;

                   (6) arrangement under which the consequences of a default or termination would have a Company Material Adverse Effect;

                   (7) agreement with any of the Stockholders and their affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") (other than the Company and its Subsidiaries);

                   (8) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                   (9) collective bargaining agreements;

                   (10) agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

                   (11) agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                   (12) arrangement (or group of related arrangements) involving more than $250,000 (other than purchase orders for the purchase of sale of inventory or raw materials in the Ordinary Course of Business).

          (b) The Company has made available to MergerCo a correct and complete copy of each written agreement (as amended to date) listed in the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.13(a) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party has repudiated any provision of the agreement.

          3.14 Litigation. Except as set forth on the Disclosure Schedule, there is no (a) unsatisfied judgment, order, decree, stipulation or injunction or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any of its Subsidiaries is a party or, to the Company's knowledge, which has been threatened against the Company or any of its Subsidiaries.

          3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has either of them experienced, since January 1, 1992, any (i) strikes or (ii) any grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort being made or threatened since January 1, 1992, by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

           3.16 Employee Benefits.

                (a) The Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any of its Subsidiaries, or any ERISA Affiliate (as defined below) for the benefit of present or former employees of the Company or any of its Subsidiaries (the "Company Plans"). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) other than a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code of 1986, as amended (the "Code") or the regulations under Section 414(o) of the
Code), any of which includes the Company or any of its Subsidiaries. Complete and accurate copies of all Company Plans and all related trust agreements, insurance contracts and summary plan descriptions, have been made available to MergerCo. Each Company Plan has been administered in accordance with its terms and each of the Company and its Subsidiaries has met its obligations with respect to such Company Plan. The Company and the Company Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder, including all reporting and disclosure requirements, and other laws applicable to such plans.

          (b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), audits, suits or proceedings against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan, or, to the Company's knowledge, investigations by any Governmental Entity involving any Company Plan.

               (c) The Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No event has occurred that would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Company Plan or related trust under Sections 401(a) and 501(a) of the Code.

               (d) No Employee Benefit Plan contributed to, or maintained by, the Company, any of its Subsidiaries or any ERISA Affiliate which is subject to Title IV of ERISA has been terminated or has accrued benefits, the present value of which exceeds the assets of such plans, all calculated based on the assumptions set forth in the Disclosure Schedule. No "accumulated funding deficiency" (as defined in Section 412 of the Code) has occurred with respect to any Employee Benefit Plan contributed to, or maintained by, the Company, any of its Subsidiaries or any ERISA Affiliate which is subject to Section 412 of the Code or Title IV of ERISA.

               (e) None of the Company, its Subsidiaries or any ERISA Affiliate is obligated to contribute to or has any actual or potential liability with respect to any multiemployer plans.

               (f) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any of its Subsidiaries (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

               (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any of its Affiliates or any ERISA Affiliate that would subject the Company, any of its Subsidiaries or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          3.17 Environmental Matters.

               (a)  Except as disclosed in the Disclosure Schedule:

                    (i) the Company's and each of its Subsidiaries' operations are in compliance and have been in compliance with all applicable Environmental Laws (as defined in Section 3.17(e) below);

                    (ii) there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding relating to any Environmental Law involving the Company or any of its Subsidiaries;

                    (iii) there is no pending investigation, inquiry or information request relating to any Environmental Law involving the Company or any of its Subsidiaries; and

                    (iv) each of the Company and its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate properties it currently owns and/or leases.

          (b) The Disclosure Schedule lists all permits, licenses, and approvals required under Environmental Laws applicable to the Company's and its Subsidiaries' operations.

          (c) Except as disclosed in the Disclosure Schedule:

                    (i) there has been no release of Materials of Environmental Concern (as defined in Section 3.17(f)) to the environment that would reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries;

                    (ii) there is no existing governmental order or claim requiring the investigation or remediation of a release of Materials of Environmental Concern; and

                    (iii) neither the Company nor its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Materials of Environmental Concern, or owned or operated any property or facility, in a manner that has given or would give rise to liabilities pursuant to CERCLA or any other Environmental Law.

          (e) For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) underground and other storage tanks or vessels; (vi) health and safety of employees; and (vii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (f) For purposes of this Agreement, "Materials of Environmental Concern" mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act ("RCRA")), toxic materials, oil or petroleum and petroleum products.

               (g) The Company, the Stockholders and MergerCo agree that the only representations and warranties of the Company and the Stockholders herein as to any Environmental Matters (as defined below) are those contained in this
Section 3.17. Without limiting the generality of the foregoing, MergerCo specifically acknowledges that the representations and warranties contained in
Section 3.18 and Section 3.19 do not relate to Environmental Matters. For purposes of this Agreement, "Environmental Matters" means any legal obligation or liability arising under Environmental Laws.

          3.18 Legal Compliance. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any federal, state, local or foreign government, or any Governmental Entity (other than Environmental Laws, which are addressed in Section 3.17 above), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          3.19 Permits.

               (a) The Company and its Subsidiaries have all material permits, licenses, franchises or authorizations from any Governmental Entity used in or necessary for their business operations as presently conducted (collectively, the "Permits"). Neither the Company nor any of its Subsidiaries is in violation of or default under any of its Permits.

               (b) No Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

          3.20 Insurance. The Disclosure Schedule lists each insurance policy maintained by the Company or its Subsidiaries. All of such insurance policies are in full force and effect and neither the Company nor its Subsidiaries is in default with respect to its obligations under any of such insurance policies.

          3.21 Brokers' Fees. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than to Goldman, Sachs & Co., whose fees and expenses shall be paid by the Stockholders.

          3.22 Indebtedness to and from Officers, Directors and Stockholders:
Other Affiliate Transactions.

          (a) Except for intercompany indebtedness payable among the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any person who is an officer, director or stockholder of either the Company or any of its Subsidiaries or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and, except as set forth on the Disclosure Schedule, no such officer, director, stockholder or affiliate is indebted to the Company or any of its Subsidiaries except for advances made to employees of the Company or its Subsidiaries in the Ordinary Course of Business to meet reimbursable business expenses anticipated to be incurred by such obligor.

               (b) None of the Stockholders and to the Company's knowledge their Affiliates has been involved in any business arrangement or relationship with any of the Company and its Subsidiaries within the past 12 months and none of the Stockholders and to the Company's knowledge their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.

          3.23 Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims.

          3.24 Powers of Attorney; Guaranties. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries. None of the Company and its Subsidiaries is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.

          3.25 Product Warranty and Returns. Each product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and reserve for product warranty claims and returns set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries is sufficient to account for any liability for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

          3.26 Customer and Supplier Relations. Section 3.26 of the Disclosure Schedule sets forth a list of the top fifteen (15) customers and top ten (10) suppliers of the Company and its Subsidiaries, taken as a whole by volume or sales and purchases respectively, in each case for either of the fiscal years ended December 31, 1997 and 1996 (the "Material Customers" and "Material Suppliers", respectively). The Company has not received any information from any Material Supplier or Material Customer to the effect that, and the Company does not anticipate that, any Material Supplier or Material Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing, as applicable, materials, products or services with respect to the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

          3.27 Teoh Kooi Weng. Except as set forth in Section 3.27 of the Disclosure Schedule, Teoh Kooi Weng is not, and has never been, an agent or representative of the Company or any of its Affiliates, except for BRI. Without limiting the generality of the foregoing, none of the Company and its Affiliates, except for BRI, (i) has, or has ever had, a contract or agreement with Teoh Kooi Weng, or (ii) pays, or has ever paid any salary to Teoh Kooi Weng.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGERCO

          MergerCo represents and warrants to the Company as follows:

          4.01 Organization. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.02 Authorization. (a) MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and the agreements provided for herein. The execution, delivery and performance by MergerCo of this Agreement and the consummation by MergerCo of the agreements contemplated hereby have been duly authorized by its Board of Directors and, other than the approval and adoption of this Agreement by the stockholders of MergerCo, no other corporate proceedings on the part of MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the agreements contemplated hereby. This Agreement has been duly executed and delivered by MergerCo and, assuming this Agreement and the agreements provided for herein constitute the valid and binding obligations of the other parties hereto, constitute the valid and legally binding obligations of MergerCo, enforceable against MergerCo in accordance with their respective terms.

               (b) MergerCo has previously delivered to the Company a letter from Fund, addressed to the Company, confirming Fund's agreement to vote to approve and adopt this Agreement, in its capacity as a stockholder of MergerCo, upon its purchase of MergerCo Common Stock.

          4.03 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement by MergerCo, nor the consummation by MergerCo of the transactions contemplated hereby, will (a) conflict or violate any provision of the charter or by-laws of MergerCo, (b) require on the part of MergerCo any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of MergerCo or on the ability of the parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which MergerCo is a party or by which MergerCo is bound or to which any of its assets are subject,
(d) result in the imposition of any

Security Interest upon MergerCo shares or any assets of MergerCo or (e) violate any constitution, statute, order, writ, injunction, decree, judgment, ruling, charge, rule, regulation or other restriction of any government, governmental agency or court applicable to MergerCo or any of its properties or assets, except for any violation that would not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of MergerCo or on the ability of the parties to consummate the transactions contemplated by this Agreement.

          4.04 Broker's Fees. MergerCo has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than to Code Hennessy & Simmons LLC, whose fees and expenses shall be paid by the Surviving Corporation.

          4.05 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, threatened against, MergerCo which would adversely affect MergerCo's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

          4.06 Financing. The Fund has received and accepted and agreed to a commitment letter from Bank of America National Trust and Savings Association and BancAmerica Robertson Stephens, addressed to the Fund, a copy of which is attached hereto (the "Bank Commitment Letter"), whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing for the transactions contemplated hereby. MergerCo has received and accepted and agreed to a letter from the Fund, a copy of which is attached hereto, whereby the Fund has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to MergerCo up to $67.5 million.

          4.07 Formation of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organizations and the transactions contemplated by this Agreement, and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                   ARTICLE V

                             PRE-CLOSING COVENANTS

          5.01 Efforts. Each of the parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

          5.02 Hart-Scott-Rodino Act. Each of the parties shall promptly file (or cause to be filed) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Each of the Company and MergerCo will use their reasonable best efforts to resolve any competitive issues relating to or arising under the Hart-Scott-Rodino Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such proposed resolutions are not accepted by such Governmental Entity, MergerCo (with the Company's cooperation) shall pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Hart-Scott-Rodino Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Act, each of the Company and MergerCo shall use their reasonable best efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the transactions contemplated hereby; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have a material adverse effect on such party. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a Request for Additional Information or Documentary material under 17 C.F.R. (S)803.20 (a "Second Request"), then the Company and MergerCo each agree to use their reasonable best efforts to respond fully to such Second Request within 20 days after its receipt and shall promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable.

          5.03 Operation of Business. Except as otherwise contemplated by this Agreement or consented to in writing by MergerCo, during the period from the date of this Agreement until the Closing Date the Company will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not cause or permit any of the Company and its Subsidiaries to engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.07 above (other than capital expenditures in the Ordinary Course of Business); provided that the Company will not be deemed to have breached this covenant as a result of (i) actions taken or omissions made by Persons other than the Company or its Subsidiaries or (ii) acts of God or other events beyond their control.

          5.04 Access. The Company and its Subsidiaries shall permit the representatives of MergerCo listed on Attachment 5.04 of this Agreement to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries) to the premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and its Subsidiaries for reasonable business purposes (it being acknowledged by MergerCo that MergerCo has completed its due diligence investigation and that the purpose of this provision is not to permit further due diligence). MergerCo acknowledges and agrees that it is bound by the Confidentiality Agreement, dated February 10, 1998, previously entered into between the Fund and the Company (the "Confidentiality Agreement"). Prior to the Closing, MergerCo and its representatives shall contact and communicate with the employees, customers and suppliers of the Company in connection with the transactions contemplated by this Agreement only with the prior written consent of the Company, which consent will not be unreasonably withheld.

           5.05 Notification.

               (a) By the Company. The Company shall deliver to MergerCo written notice of any event or development that would (i) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect or (ii) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to it. Any disclosure made by the Company pursuant to clause (i) of the prior sentence shall be deemed to amend and supplement the Disclosure Schedule for all purposes of this Agreement (except for MergerCo's right to terminate this Agreement pursuant to clause (b) of Section 9.01 (and to seek damages in connection with such termination as permitted by Section 9.02) and, if the disclosure relates to a fact or circumstance existing prior to the date hereof or a Knowing Breach after the date hereof, MergerCo's right to seek indemnification under Article XI hereof). "Knowing Breach" means an action (or a willful failure to take action) by, at the direction of, or with the prior knowledge of any of Thomas A. Rodgers, III, Thomas A. Rodgers, Jr., Lawrence R. Walsh, Robert L. Bailey or Americo Reis, which would cause any of the representations or warranties of the Company in this Agreement to be untrue in any material respect (other than actions (or willful failures to take action) in the Ordinary Course of Business).

               (b) By MergerCo. MergerCo shall deliver to the Company and the Stockholders Representatives written notice of any event or development that would (i) render any statement, representation or warranty of MergerCo in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by MergerCo or a failure by MergerCo to comply with, any agreement or covenant in this Agreement applicable to it.

          5.06 Exclusivity. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement, the Company shall not and shall use its best efforts to cause each of its stockholders, affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than MergerCo) concerning any merger or consolidation involving the Company or its Subsidiaries, any sale of material assets by the Company or its Subsidiaries not in the Ordinary Course of Business, sale of the capital stock of the Company or its Subsidiaries or other business combination involving the Company or its Subsidiaries.

          5.07 Bakrie Sale and Release. Prior to Closing, the Company shall use its reasonable efforts to complete the sale of its interest in BRI and to obtain a release (the "Release") (in form and substance satisfactory to MergerCo) from BRI and PT. Bakrie Capitanindo Corporation (the sole other owner of an interest in BRI) with respect to any obligation of, or claim of any kind against, the Company that relates to BRI (including those related to operating losses, antitrust matters, losses related to third party claims of any kind, consequential, incidental or any other form of damages or losses of BRI), except for trade payables incurred in the Ordinary Course of Business.

          5.08 Authorization of Class C Stock. Prior to the Closing, the Company will use its commercially reasonable efforts to cause to be issued and outstanding immediately prior to the Effective Time such number of shares of Class C Stock that, when multiplied by the Cash Merger Consideration, shall equal at least $7.5 million but not more than $15.0 million.

                                  ARTICLE VI

                              TRANSFER OF ASSETS

          6.01 Asset Transfer. Upon the request of MergerCo, the Company shall use its commercially reasonable efforts to transfer substantially all of the assets and liabilities of the Company to Elastic prior to the Closing (the "Asset Transfer"). Notwithstanding any provision of this Agreement to the contrary, (i) none of the Company, its Subsidiaries or the Stockholders shall have any liability under this Agreement to MergerCo, the Fund, the Surviving Corporation, any Indemnified Person or any third party as a result of or in connection with (x) the Asset Transfer or any actions or omissions of the Company, its Subsidiaries or the Stockholders in anticipation of, or in connection with the Asset Transfer or (y) any breach of, or failure to perform, any representation, warranty, covenant (other than the covenants set forth in Section 6.02 below), agreement or obligation contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement to the extent such breach or failure to perform is a result of or arises out of the Asset Transfer or any actions or omissions of the Company, its Subsidiaries or the Stockholders in anticipation of, or in connection with, the Asset Transfer (a "Transfer Related Breach"); (ii) Transfer Related Breaches shall have no impact on the determination of whether a condition precedent set forth in
Section 7.01 of this Agreement, other than Section 7.01(h), shall have been satisfied and (iii) all fees and expenses incurred in connection with, or in anticipation of, the Asset Transfer shall be the responsibility of MergerCo.

          6.02 Covenant of Company. Upon the request of MergerCo to undertake the Asset Transfer, the Company shall promptly prepare and deliver to MergerCo a schedule of assets to be transferred and consents to be obtained in connection with the Asset Transfer that, to the Company's knowledge, is true and correct in all material respects. The Company shall use its commercially reasonable efforts to complete the Asset Transfer. The Company shall consult with MergerCo from time to time regarding the Asset Transfer.

                                  ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF MERGERCO AND THE COMPANY

          7.01 Conditions to Obligations of MergerCo. The obligation of MergerCo to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by MergerCo) of the following conditions:

               (a) the Company and its Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices required to consummate the transactions contemplated by this Agreement and included on the Disclosure Schedule and identified thereon as being subject to Section 7.01(a).

               (b) the representations and warranties of the Company set forth in Article III shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date) and (iii) where the failure of the representations and warranties to be true and correct could not reasonably be expected to have a Company Material Adverse Effect.

               (c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, except where the failure to so perform or comply could not reasonably be expected to have a Company Material Adverse Effect;

               (d) the Company shall have delivered to MergerCo a certificate to the effect that each of the conditions specified in clauses (a) and (c) of this
Section 7.01 is satisfied in all respects and the Company shall have delivered to MergerCo a certificate as to its compliance with Section 7.01(b) (the "Bring-Down Certificate");

               (e) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

               (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

            (g) MergerCo shall have received at or prior to the Closing such documents, instruments or certificates as MergerCo may reasonably request including, without limitation:

                (i) such certificates of the Company's officers and such other documents evidencing satisfaction of the conditions specified in this
Section 7.01 as MergerCo shall reasonably request;

                (ii) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the legal existence and good standing of the Company in Massachusetts;

                (iii) certificates of the Clerk of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents of the Company;

                (iv) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing of the Company in each such jurisdiction;

                (v) a certificate of an appropriate officer of the Company to the effect that SHFEES represents all fees and expenses incurred by the Company on behalf of the Stockholders as contemplated by Section 2.01(c);

                (vi) written resignations of all members of the Company's Board of Directors;

                (vii) the original corporate minute books of the Company and all corporate seals; and

                (viii) a certification executed on behalf of the Company by an appropriate officer of the Company, pursuant to the requirements of Section 1.897-2(g) of the Treasury Regulations, certifying that neither the Company nor any of its Subsidiaries is or has been a United States Real Property Holding Corporation, as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations promulgated by the Internal Revenue Service during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (h) MergerCo and the Company shall have received sufficient funds to pay the Merger Consideration, repay or redeem all of the existing indebtedness of the Company and its Subsidiaries (including accrued interest and prepayment premiums or penalties) and otherwise enable MergerCo to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation pursuant to financing arrangements consistent with the structure reflected in the Bank Commitment Letter and definitive financing agreements completed to the satisfaction of MergerCo in its reasonable judgment (the "Financing" );

            (i) certain of the Stockholders shall have exchanged certain of their shares of Company Common Stock for shares of Class C Stock, as contemplated in Section 5.08, with the result that, after such exchange: (i) at least $7,500,000 in aggregate value of Class C Stock (including shares outstanding and held by the persons identified in (ii) through (v) below) shall be held by former holders of Company Common Stock (the various values of Class C Stock referred to in this subparagraph being the product of an appropriate number of shares of Class C Stock times the Cash Merger Consideration), (ii) at least $5,500,000 in value of such Class C Stock, issued in exchange for shares of Class A Stock, shall be held by Thomas A. Rodgers, Jr., (iii) at least $2,000,000 in value of such Class C Stock shall be held by Thomas A. Rodgers, III, (iii) at least $500,000 in value of Class C Stock shall be held by, or subject to Options held by, Americo Reis, (iv) at least $500,000 in value of Class C Stock shall be held by, or subject to Options held by, Lawrence R. Walsh, and (v) at least $500,000 in value of Class C Stock shall be held by, or subject to Options held by, Robert L. Bailey;

            (j) each of Thomas A. Rodgers, Jr., Thomas A. Rodgers, III, Americo Reis, Lawrence Walsh and Robert L. Bailey shall have entered into noncompetition and confidentiality agreements substantially in the form attached hereto as Exhibit C with the Surviving Corporation;

            (k) the Company shall have received payoff letters and lien releases with respect to the Indebtedness of the Company to be paid at Closing as specified by MergerCo;

            (l) the Company shall have either (i) dissolved Globe Elastic Thread, Ltd. (the "British Subsidiary") or (ii) transferred all of the outstanding capital stock of the British Subsidiary to the Company (except for any shares required by law to be held by another person or entity);

            (m) the Company shall have received an acknowledgment in writing from each of Thomas A. Rodgers, Jr., Thomas A. Rodgers, III, Robert L. Bailey, Americo Reis, and Lawrence Walsh that the Company's funding obligations under its supplemental pension plan and its non-qualified pension plan do not continue upon the respective covered employee's termination of employment; and

            (n) the Company shall have received full payment for the loan outstanding to Thomas A. Rodgers, III in the principal amount of $278,181.00, including any and all accrued interest thereon.

     7.02 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) of the following conditions:

            (a) the representations and warranties of MergerCo set forth in
Article 4 shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date) and (iii) where the failure of the representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of MergerCo or on the ability of the parties to consummate the transactions contemplated by this Agreement;

          (b) MergerCo shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, except where the failure to so perform or comply could not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operations of MergerCo or on the ability of the parties to consummate the transactions contemplated by this Agreement.;

          (c) MergerCo shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this
Section 7.02 is satisfied in all respects;

          (d) no action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

          (f) the Company shall have received at or prior to the Closing such documents, instruments or certificates as the Company may reasonably request including, without limitation:

              (i) such certificates of MergerCo's officers and such other documents evidencing satisfaction of the conditions specified in this Section
7.02 as the Company shall reasonably request;

              (ii) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of MergerCo in Delaware; and

              (iii) a certificate of the Secretary of MergerCo attesting to the incumbency of MergerCo's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to this Agreement.

                                 ARTICLE VIII

                       PRESS RELEASES AND ANNOUNCEMENTS

     Prior to the Closing, neither the Company nor MergerCo shall issue (and each party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other such party; provided, however, that either such party may make any public disclosure it believes in good faith is required by law, regulation or exchange rule (in which case the disclosing party shall advise the other party and the other party shall have the right to review such press release or announcement prior to its publication).

                                  ARTICLE IX

                                  TERMINATION

          9.01 Termination of Agreement. The parties may terminate this Agreement prior to the Closing as provided below:

               (a) the parties may terminate this Agreement by mutual written consent of MergerCo and the Company;

               (b) MergerCo may terminate this Agreement by giving written notice to the Company in the event the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach (i) is not remedied within 15 days of delivery of written notice thereof and (ii) results in a Company Material Adverse Effect;

               (c) the Company may terminate this Agreement by giving written notice to MergerCo in the event MergerCo is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach (i) is not remedied within 15 days of delivery of written notice thereof and (ii) results in a material adverse effect on the assets, business, financial condition or results of operation of MergerCo or on the ability of the parties to consummate the transactions contemplated by this Agreement;

               (d) MergerCo may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before September 15, 1998 by reason of the failure of any condition precedent under
Section 7.01 hereof (unless the failure results primarily from a breach by MergerCo of any representation, warranty, covenant or agreement contained in this Agreement);

               (e) the Company may terminate this Agreement by giving written notice to MergerCo if the Closing shall not have occurred on or before September 15, 1998 by reason of the failure of any condition precedent under Section 7.02 hereof (unless the failure results primarily from a breach by the Company or any Stockholder of any representation, warranty, covenant or agreement contained in this Agreement); and

               (f) if the Closing shall not have occurred before August 1, 1998, August 16, 1998 or August 31, 1998 (each of which dates shall constitute an "Optional Termination Date") due to the failure of MergerCo to obtain the Financing (unless the failure results from a breach by the Company or any Stockholder of any representation, warranty, covenant or agreement contained in this Agreement), then the Company may terminate this Agreement by giving written notice to MergerCo on such Optional Termination Date. If the Company fails to provide written notice of termination on such Optional Termination Date, it shall have waived its right to terminate this Agreement pursuant to this clause
(f) as of such date.

          9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, all obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination. The Confidentiality Agreement shall survive the termination of this Agreement for any reason.

                                   ARTICLE X

                              FURTHER AGREEMENTS

          10.01 Director and Officer Indemnification. For the six (6) year period after the Closing, each of MergerCo and the Company shall not take any action to alter or impair any exculpatory or indemnification provisions, now existing in the charter or by-laws of the Company or its Subsidiaries, for the benefit of any individual who served as a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date. For the six (6) year period after the Closing, the Surviving Corporation shall continue the Company's executive risk insurance coverage on substantially similar terms and conditions as the Company's existing Executive Risk Package, a summary of which has been previously delivered to MergerCo; provided, however, that the Surviving Corporation may reduce such coverage as necessary so that the annual premium does not exceed $80,000.

           10.02  Disclosure Generally.

                  (a) Any information furnished in the Disclosure Schedule (or any update thereto) shall be arranged in sections corresponding to the numbered paragraphs contained in Article III hereof and the disclosure in any section of the Disclosure Schedule shall qualify only the corresponding section in Article III hereof unless the applicability to another section of Article III is readily apparent. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed or is material to the Company or any of its Subsidiaries or outside the Ordinary Course of Business.

                 (b) For purposes of this Agreement, the terms "to the Company's knowledge," "known by the Company" or other words of similar meaning shall mean the actual knowledge of Thomas A. Rodgers, III, Thomas A. Rodgers, Jr., Lawrence
R. Walsh, Robert L. Bailey or Americo Reis.

          10.03 Further Assurances. At any time and from time to time after the Closing, as and when requested by any party hereto and at such party's expense, the other party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

                                  ARTICLE XI

                                INDEMNIFICATION

          11.01 By the Stockholders. From and after the Effective Time, the Stockholders shall indemnify and hold harmless the Surviving Corporation and its officers, directors, employees and agents (the "Indemnified Persons") from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by the Indemnified Persons ("Damages");

                 (a) resulting from, relating to or constituting any misrepresentation or breach of any representation or warranty made by the Company in this Agreement (including the reaffirmation of such representations and warranties in the Bring-Down Certificate);

                 (b) resulting from, relating to or constituting any breach prior to the Effective Time of any covenant, agreement or obligation of the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                 (c) resulting from any failure of any Stockholders to have good, valid and marketable title to the issued and outstanding Shares held by such Stockholders, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

                 (d) resulting from, relating to, or arising out of (i) the current criminal environmental investigation relating to the Company's facility in Fall River, Massachusetts to the extent related to acts or omissions prior to the Effective Time; (ii) civil or criminal antitrust claims or investigations associated with rubber thread and/or P.T. Bakrie Rubber Industry ("BRI") to the extent related to acts or omissions prior to the Effective Time, in each case including, without limitation, civil or criminal fines or penalties assessed against the Surviving Corporation or its officers, directors or employees; and/or (iii) the complaint filed in Superior Court in the State of Rhode Island by American Condominium Association, Inc. and Harbor Houses Condominium Association, Inc. against the Company; or

                 (e) if the Company fails to obtain the Release prior to Closing, resulting from any obligation of, or claim of any kind against, the Company with respect to BRI (including those related to operating losses, antitrust matters, losses related to third party claims of any kind, consequential, incidental or any other form of damages or losses of BRI), except for trade payables incurred in the Ordinary Course of Business.

           11.02 Method of Asserting Claims.

                 (a) All claims for indemnification by an Indemnified Person pursuant to this Article XI shall be made in accordance with the provisions of the Escrow Agreement.

                 (b) The Indemnified Person shall give prompt written notification to the Stockholders Representatives of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article XI may be sought (a "Third Party Claim"); provided, however, that no delay on the part of the Indemnified Person in notifying the Stockholders Representatives shall relieve the Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Stockholders Representatives may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Stockholders Representatives acknowledge in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article
XI. If the Stockholders Representatives do not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Stockholders Representatives assume control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Stockholders Representatives, which shall not be unreasonably withheld. The Stockholders Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld except as provided in Section 11.02(d).

                 (c) Notwithstanding anything to the contrary in this Section 11.02, should any claim hereunder involve a situation where an Indemnified Person reasonably anticipates that part of the claim will be borne by it due to
(i) the Basket or (ii) the Damages from such claim exceeding the Indemnification Escrow Fund, the Indemnified Person and the Stockholders Representatives shall jointly consult and proceed as to any such claim.

                 (d) Notwithstanding anything to the contrary in this Section 11.02, the Stockholders Representatives shall not settle or compromise any claim or action without the express written consent of the Indemnified Person, which consent may be withheld for any reason or no reason, if such settlement involves the issuance of injunctive or other forms of non-monetary relief, binding upon the Indemnified Person, or a plea of guilty or nolo contendere on the part of any Indemnified Person in any criminal or quasi-criminal proceeding or which has any collateral estoppel effect on the Indemnified Person.

                 (e) Notwithstanding anything to the contrary in this Section 11.02, the Stockholders Representatives shall not be entitled to assume control of any Third Party Claim (and the reasonable fees and expenses of counsel retained by the Indemnified Person shall be included within the Damages relating to the claim) if (i) the Indemnified Person reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental in any material respect to or injure in any material respect the Indemnified Person's reputation or future business prospects or (ii) the claim seeks an injunction or equitable relief against the Indemnified Person. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject to this Section 11.02(d), the Stockholders Representatives shall have the right to retain their own counsel (but the expense of such counsel shall be at the expense of the Stockholders Representatives) and participate therein, and the Stockholders shall not be liable for any settlement of any such action, proceeding or claim without the Stockholders Representatives' written consent (which consent shall not be unreasonably withheld).

                 (f) Notwithstanding anything to the contrary in this Section 11.02, the Indemnified Persons shall not settle or compromise any claim or action without the express written consent of the Stockholders Representatives, which consent may be withheld for any reason or no reason, if such settlement involves the issuance of injunctive or other forms of non-monetary relief, binding upon any Stockholder, or a plea of guilty or nolo contendere on the part of any Stockholder in any criminal or quasi-criminal proceeding or which has any collateral estoppel effect on any Stockholder.

          11.03 Survival. The representations, warranties and covenants of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is 18 months after the Closing Date and shall not be affected by any examination made for or on behalf of MergerCo or the knowledge of any of MergerCo's officers, directors, stockholders, employees or agents. Notwithstanding the foregoing, (i) the representations and warranties contained in Section 3.17 shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the second anniversary of the Closing Date; and (ii) the representations and warranties contained in
Section 3.09 shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations. In addition, the Stockholders' indemnification obligations pursuant to Sections 11.01(c), 11.01(d) and 11.01(e) above shall survive the Closing and the consummation of the transactions contemplated thereby and continue until December 31, 2001. If a notice is given in accordance with the Escrow Agreement before expiration of the periods referred to in the preceding two sentences, then

(notwithstanding the expiration of such time period) the representation, warranty or covenant (if applicable) and indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

          11.04  Limitations. Notwithstanding anything to the contrary herein,
(a) the aggregate liability of the Stockholders for Damages under this Article XI shall not exceed the aggregate amount then available for such Damages in the Indemnification Escrow Fund (including accrued interest); (b) the Stockholders shall be liable under this Article XI for only that portion of the aggregate Damages which exceeds $1,000,000 (the "Basket"); provided, however, that any Damages pursuant to Section 11.01(b), (c), (d) or (e) above or resulting from a breach of the representations and warranties of the Company in Section 3.02(a) above shall not be subject to the Basket. Except with respect to claims based on fraud or claims against any Stockholder by MergerCo resulting from or relating to the matters described in Section 11.01(c) with respect to such Stockholder, the rights of the Indemnified Person under this Article XI shall be the exclusive remedy of the Indemnified Person with respect to claims resulting from or relating to the matters described in Sections 11.01(c), 11.01(d) or 11.01(e) above, any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Stockholders contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement. No Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          11.05  Dispute Resolution

                 (a) In the event that any dispute should arise between the Stockholders Representatives and an Indemnified Person with respect to any matter covered by this Article XI ("Indemnification Dispute"), resolution of such Indemnification Dispute shall be in accordance with the procedures set forth in this Section 11.05.

               (b) In the event an Indemnification Dispute remains unresolved after 30 days of negotiation by the Indemnified Person and the Stockholders Representatives, either the Stockholders Representatives or the Indemnified Person may submit such Indemnification Dispute to arbitration by notifying the other party in writing. Within 10 days after receipt of such notice, the Stockholders Representatives and the Indemnified Person shall designate in writing a single arbitrator knowledgeable in the matters in dispute (the "Arbitrator") to resolve the dispute; provided, however, that if the parties hereto cannot agree on an Arbitrator within such 10-day period, the Arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association. The Arbitrator so designated shall not be an Affiliate, employee, consultant, officer, director or stockholder of the Company, its Subsidiaries, MergerCo, or the Fund.

                    (i) Within 15 days after the designation of the Arbitrator, the Stockholders Representatives and the Indemnified Person shall deliver to the Arbitrator in writing all disputed issues and a proposed ruling on each such issue.

                    (ii) The Arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to Section 11.05(b)(i) above, to discuss each of the issues identified by the Stockholder Representatives and the Indemnified Person. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall govern the admissibility of evidence.

                    (iii) The Arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of such hearings. In the absence of fraud, the determination of the Arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the Arbitrator shall be in writing and shall be delivered to the parties.

                    (iv) Any attorneys' fees of the parties in any arbitration shall be borne by the parties as determined by the Arbitrator, together with the fees of the Arbitrator and the costs and expenses of the arbitration.

                    (v) Any arbitration pursuant to this Section 11.05 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties.

          11.06 Indemnification for Pre-Closing Taxes. From and after the Effective Time, the Stockholders agree to indemnify the Surviving Corporation against all Taxes imposed on the Company or its Subsidiaries with respect to any Tax period or portion thereof that ends on or before the Closing Date; provided, however, that the Stockholders shall be liable only to the extent that such Taxes are in excess of the amount reserved for Tax liability shown on the face of the Closing Balance Sheet. For purposes of this section in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries. Any amounts payable by the Stockholders hereunder
(i) shall be Damages for purposes of Article XI, (ii) shall not be subject to the Basket and (iii) shall be payable only out of, and subject to, the Indemnification Escrow Fund.

                                  ARTICLE XII

                                 MISCELLANEOUS

          12.01 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Section
10.01 are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

          12.02 Action to be Taken by Affiliates. Each of the parties shall cause its Affiliates to comply with any of the obligations specified in this Agreement to be performed by such Affiliates. .

          12.03 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between MergerCo and its Affiliates, on the one hand, and the Company and the Stockholders and their Affiliates, on the other. This Agreement supersedes any prior understandings, agreements, or representations by or between MergerCo and its Affiliates, on the one hand, and the Company, the Stockholders and their Affiliates, on the other, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

          12.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Except for the assignment by the Surviving Corporation of its rights or interests hereunder after the Closing to one or more of its lenders for collateral security purposes, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and MergerCo.

          12.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          12.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.07 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent by (i) a reputable courier service guaranteeing delivery within one business day or (ii) telecopy, provided electronic confirmation of successful transmission is received by the sending party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to the Company                        Globe Manufacturing Co.
or the Surviving Corporation:            456 Bedford Street
                                         Fall River, MA  02720
                                         Attention:  President
                                         Telephone:  (508) 674-3585
                                         Telecopy:   (508) 679-9458

Copy notices to the              Hale and Dorr LLP
Company to:                      60 State Street
                                         Boston, MA 02109
                                         Attention:  John A. Burgess, Esq.
                                         Telephone:  (617) 526-6000
                                         Telecopy:   (617) 526-5000

Copy notices to the
Surviving Corporation to:                Code, Hennessy & Simmons LLC
                                         10 South Wacker Drive
                                         Suite 3175
                                         Chicago, IL  60606
                                         Attention:  Peter Gotsch
                                         Telephone:  (312) 876-1840
                                         Telecopy:   (312) 876-3854

Copy to:                                 Kirkland & Ellis
                                         200 East Randolph Drive
                                         Chicago, IL  60601
                                         Attention:   Stephen L. Ritchie, Esq.
                                         Telephone:  (312) 861-2210
                                         Telecopy:   (312) 861-2200

If to MergerCo:                          Globe Acquisition Company
                                         c/o Code, Hennessy & Simmons LLC
                                         10 South Wacker Drive
                                         Suite 3175
                                         Chicago, IL  60606
                                         Attention:  Peter Gotsch
                                         Telephone:  (312) 876-1840
                                         Telecopy:   (312) 876-3854

Copy to:                                 Kirkland & Ellis
                                         200 East Randolph Drive
                                         Chicago, IL  60601
                                         Attention:  Stephen L. Ritchie, Esq.
                                         Telephone:  (312) 861-2210
                                         Telecopy:   (312) 861-2200

     If to the Stockholders                 Goldman Sachs & Co.
     Representatives:                       85 Broad Street
                                            New York, NY  10004
                                            Attention:   John Bu
                                            Telephone:  (212) 902-1000
                                            Telecopy:   (212) 902-3000

                                            Globe Manufacturing Co.
                                            456 Bedford Street
                                            Fall River, MA  02720
                                            Attention:  Thomas A. Rodgers, III
                                            Telephone:  (508) 674-3585
                                            Telecopy:   (508) 674-3580

     Copy to:                               Hale and Dorr LLP
                                            60 State Street
                                            Boston, MA 02109
                                            Attention:  John A. Burgess, Esq.
                                            Telephone:  (617) 526-6000
                                            Telecopy:   (617) 526-5000

                                            Goldman Sachs & Co.
                                            85 Broad Street
                                            New York, NY  10004
                                            Attention:  Ben Adler, Esq.
                                            Telephone:  (212) 902-1000
                                            Telecopy:   (212) 902-3000

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          12.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

          12.09 Amendments and Waivers. The parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company,

MergerCo and the Stockholders Representatives. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          12.11 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          12.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

          12.13 Submission to Jurisdiction. Each of the parties, (a) submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties, waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and any defense of improper venue. Each of the parties, may make service on any other party by sending or delivering a copy of the process to the entity to be served at the address and in the manner provided for the giving of notices in Section 12.07. Nothing in this Section 12.13, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          12.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          12.15 Acknowledgements by MergerCo. MergerCo acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, MergerCo has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, including the Disclosure Schedules (and any updates thereto). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO MERGERCO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND MERGERCO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY SET FORTH IN THE DESCRIPTIVE MEMORANDUM PREVIOUSLY DELIVERED TO MERGERCO) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE STOCKHOLDERS.

          12.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          12.17 Facsimile Signature. This Agreement may be executed by facsimile signature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


(Corporate Seal)                    GLOBE ACQUISITION COMPANY


ATTEST

                                    /s/ Peter M. Gotsch
                                    ______________________________
                                    Name:   Peter M. Gotsch
                                    Title:  President

/s/ Edward M. Lhee
______________________
Assistant Secretary



(Corporate Seal)                    GLOBE MANUFACTURING CO.


ATTEST
                                    /s/ Thomas A. Rodgers, Jr.
                                    ______________________________
                                    Thomas A. Rodgers, Jr.
                                    Chairman and Treasurer


/s/ Lawrence R. Walsh
______________________



(Corporate Seal)                    GLOBE MANUFACTURING CO.


ATTEST
                                    /s/ Thomas A. Rodgers, III
                                    ______________________________
                                    Thomas A. Rodgers, III
                                    President


/s/ Lawrence R. Walsh
______________________

     The undersigned, being the duly elected Secretary of MergerCo, hereby certifies that this Agreement has been adopted by two-thirds of the votes represented by the outstanding shares of capital stock of MergerCo entitled to vote on this Agreement.

                                    /s/ Edward M. Lhee
                                    ________________________________
                                    Assistant Secretary


     The undersigned, being the duly elected Clerk of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Shares entitled to vote on this Agreement.



                                    /s/ Lawrence R. Walsh
                                    ________________________________
                                    Assistant Clerk

THE INFORMATION PROVIDED IN THE SCHEDULES, ATTACHMENTS AND DISCLOSURE SCHEDULE TO THE AGREEMENT AND PLAN OF MERGER IS SUMMARIZED. FURTHER INFORMATION WILL BE FURNISHED UPON REQUEST.


                                   SCHEDULE I

Schedule I contains a list of stockholders and the number of shares of stock, options and warrants held by each stockholder prior to the merger.


                                  SCHEDULE II

                            Globe Manufacturing Co.
                    List of Outstanding Options and Warrants

Schedule II contains a list of outstanding options and warrants prior to the merger.


                                   EXHIBIT A

         Form of Articles of Organization of the Surviving Corporation


                                   EXHIBIT B

                            Form of Escrow Agreement


                                   EXHIBIT C

                       Form of Non-Competition Agreement


                                ATTACHMENT 5.04

Attachment 5.04 lists the representative of MergerCo permitted to have access to the Company.


                              DISCLOSURE SCHEDULE
                                      FOR
                          AGREEMENT AND PLAN OF MERGER


Section 3.01 lists the Board of Directors and Officers of the Company and its Subsidiaries and the Subsidiaries' jurisdictions of organization.


Section 3.02 lists the outstanding or authorized options, warrants, rights, agreements or commitments of the Company for the issuance, disposition or acquisition of any of its capital stock and the authorized, issued and outstanding capital stock of each of the Company's Subsidiaries.


Section 3.03 indicates "None."


Section 3.04 lists the effects of the Agreement and Plan of Merger on certain agreements of the Company or its Subsidiaries.


Section 3.05 indicates "None."


Section 3.06 list the Indebtedness of the Company or its Subsidiaries.


Section 3.07 lists exceptions to the items listed under Absence of Certain Changes.


Section 3.08 indicates "None."


Section 3.09 lists tax audits and filings for extensions.


Section 3.10 lists Security Interests.


Section 3.11 lists real property owned or leased by the Company or its Subsidiaries and the Construction Budget for the Tuscaloosa, Alabama facility.


Section 3.12 lists patents, trademarks, registered copyrights, trade names and service marks (and any applications therefor) of the Company or its Subsidiaries.


Section 3.13 lists exceptions to the statements in Section 3.13 of the Agreement.


Section 3.14 lists litigation and complaints pending or threatened against the Company or its Subsidiaries.


Section 3.15 indicates "None."


Section 3.16 lists Employee Benefit Plans of the Company and its Subsidiaries.


Section 3.17 lists exceptions to the environmental representations and contains a list of required permits, licenses, and approvals.


Section 3.18 indicates "See Section 3.17."


Section 3.19 indicates "None."


Section 3.20 lists each insurance policy maintained by the Company or its Subsidiaries.


Section 3.21 indicates "None."


Section 3.22 lists indebtedness to and from Officers, Directors and Stockholders and other affiliate transactions.


Section 3.23 indicates "None."


Section 3.24 lists existing Powers of Attorney.


Section 3.25 indicates "None."


Section 3.6 lists customers and suppliers.


Section 3.27 indicates "None."